UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 13, 2015

AFFINITY GAMING

(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3755 Breakthrough Way, Suite 300, Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 741-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Donna Lehmann

On February 13, 2015, Donna Lehmann, Senior Vice President, Chief Financial Officer and Treasurer of Affinity Gaming (the “Company”), notified the Company of her resignation pursuant to the terms of an agreement (the “Amendment Agreement”) executed by the Company and Ms. Lehmann on February 17, 2015.  The Amendment Agreement further amends (i) the Letter Agreement, dated as of January 11, 2011 and amended as of May 6, 2011, October 31, 2011, December 27, 2012 and February 25, 2015, (ii) the Executive Severance Agreement, dated as of January 11, 2011 and amended October 31, 2011, December 27, 2012 and February 25, 2014, and (iii) the Duty of Loyalty Agreement, dated as of January 11, 2011 and amended as of October 31, 2011, December 27, 2012 and February 25, 2014 (together, the “Prior Employment Agreements”), in each case by and between the Company and Ms. Lehmann.

Among other things, the Amendment Agreement extends Ms. Lehmann’s employment with the Company under the Prior Employment Agreements from February 15, 2015 to and including March 31, 2015, upon which date her employment with the Company will terminate.  In consideration for this extended term of employment, and subject to the satisfactory completion of the audit of the Company’s 2014 financial statements and preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, Ms. Lehmann’s execution, and non-revocation, of a general release of claims within three days of her termination, and her continued cooperation with Company personnel, consultants and auditors and making herself available by telephone through June 30, 2015 regarding matters about which she had knowledge during her employment with the Company, the Company has agreed (i) to pay Ms. Lehmann a bonus of $139,875, (ii) to purchase 4,878 shares of common stock held by her for an aggregate purchase price of $47,650, and (iii) to reimburse her group health insurance premiums under COBRA through the earlier of June 30, 2015 or the date she becomes eligible for coverage from another employer.

The foregoing summary description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment Agreement, which is filed as Exhibit 10.1 hereto.

Marc H. Rubinstein

Following the expiration of his employment arrangement with the Company on February 16, 2015, Marc H. Rubinstein elected to remain as Senior Vice President, General Counsel and Secretary of the Company in connection with the execution of a retention agreement (the “Retention Agreement”) on February 17, 2015 between the Company and Marc H. Rubinstein P.C. (“Rubinstein P.C.”), for which Mr. Rubinstein serves as principal.

Pursuant to the Retention Agreement, the Company will retain Rubinstein P.C. as counsel to the Company, for which the Company will pay Rubinstein P.C. a monthly retainer of $30,000, provided that the retainer for February 2015 will be $15,000 and the retainer for any month in which the Retention Agreement is terminated will be prorated. The Company will also provide Mr. Rubinstein with access to Company facilities and will reimburse Rubinstein P.C. for its reasonable out-of-pocket expenses.  The Retention Agreement may be terminated by either party on 90 days’ notice.

In addition, pursuant to the Retention Agreement, Rubinstein P.C. will permit Mr. Rubinstein to continue to serve as an officer of the Company and as an officer and/or director of certain of the Company’s subsidiaries without compensation. The Company also agreed to amend the terms of Mr. Rubinstein’s outstanding unvested restricted stock and option awards to permit continued vesting during such time as Mr. Rubinstein serves as General Counsel of the Company or any of its subsidiaries or affiliates.

The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to the full text of the Retention Agreement, which is filed as Exhibit 10.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)                      Exhibits.

Exhibit No.	Description

10.1	Confidential Agreement to Amend Employment Agreements, dated February 17, 2015, between Affinity Gaming and Donna Lehmann.
10.2	Retention Agreement, dated February 17, 2015, between Affinity Gaming and Marc H. Rubinstein P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GAMING

Dated: February 20, 2015	By:	/s/ Marc H. Rubinstein

Marc H. Rubinstein

Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Confidential Agreement to Amend Employment Agreements, dated February 17, 2015, between Affinity Gaming and Donna Lehmann.
10.2	Retention Agreement, dated February 17, 2015, between Affinity Gaming and Marc H. Rubinstein P.C.